Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 29, 2019
Delivered Second Consecutive Quarter of Comparable Restaurant Revenue Growth
Consistent Measurable Progress Executing on Transformation Strategy

Greenwood Village, CO – February 25, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) (“Red Robin” or the “Company”), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter and year ended December 29, 2019.
Fourth Quarter 2019 Financial Summary Compared to Fourth Quarter 2018

•	Total revenues were $302.9 million, a decrease of 1.2%;

•	Comparable restaurant revenue increased 1.3%, the second consecutive quarter of positive comparable restaurant revenue;

•	Comparable average guest check increased 4.7%, resulting from a 1.1% increase in menu mix, a 1.8% increase in pricing, and a 1.8% increase from lower discounting;

•	Comparable restaurant guest counts decreased 3.4%;

•	Off-premise sales, including catering, increased 26.9% and comprised 13.9% of total food and beverage sales;

•	GAAP loss per diluted share was $0.60 compared to $0.82;

•	Adjusted loss per diluted share was $0.36 compared to adjusted earnings per diluted share of $0.43 (see Schedule I);

•	Net loss was $7.7 million compared to $10.6 million; and

•	Adjusted EBITDA was $26.7 million compared to $28.4 million (see Schedule III).
Paul J.B. Murphy III, Red Robin’s President and Chief Executive Officer, said, “We are pleased with the continued, measurable progress we are making to deliver on our strategic plan, as we achieved the second consecutive quarter of comparable restaurant revenue growth in the fourth quarter of 2019, while intentionally unwinding significant discounting from the prior-year period. Importantly, our comparable restaurant revenue momentum has continued, and we expect it to accelerate in 2020, which we attribute to the foundational enhancements we made last year. These improvements include our focus on staffing, training, and retaining our Team Members; our commitment to delivering exceptional dining experiences at a compelling value; and our accentuation of brand attributes through the ‘All the Fulls’ creative campaign.”
Murphy continued, “Having recently articulated a vision to accelerate Red Robin’s turnaround, transform the business, and create long-term value for our shareholders at the ICR investor conference in January, we are now focused on successfully executing that strategy. Today, our strategic priorities include recapturing the essence of what makes Red Robin an iconic brand; delivering consistent, quality execution of our brand promise; and reinforcing emotional connections and core brand equities through our omni-channel messaging. We are also focused on accelerating profitable growth by beginning the rollout of Donatos® pizza in our restaurants, implementing a new service model, growing our off-premise platforms, and building our digital capabilities to drive increased guest engagement and frequency. I am encouraged by the growing momentum we continue to see across the business, and look forward to building on this progress in 2020 and beyond as we deliver value for Red Robin guests, shareholders, and other stakeholders.”
Fourth Quarter 2019 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 1.2% to $302.9 million in the fourth quarter of 2019, from $306.8 million in the fourth quarter of 2018. Restaurant revenue decreased $4.1 million due to a $7.8 million decrease from restaurant closures, partially offset by a $3.7 million, or 1.3%, increase in comparable restaurant revenue(1).
System-wide restaurant revenue (which includes franchised units) for the fourth quarter of 2019 totaled $361.6 million, compared to $363.1 million for the fourth quarter of 2018.
Comparable restaurant revenue(1) increased 1.3% in the fourth quarter of 2019 compared to the same period a year ago, driven by a 4.7% increase in average guest check, partially offset by a 3.4% decrease in guest count. The increase in average guest check resulted from a 1.1% increase in menu mix, a 1.8% increase in pricing, and a 1.8% increase from lower discounting. The increase in menu mix was primarily driven by the Company’s current menu and promotional strategy, resulting in lower Tavern burger sales and higher Gourmet and Finest burger sales.
Net loss was $7.7 million for the fourth quarter of 2019 compared to a net loss of $10.6 million for the same period a year ago. Adjusted net loss (a non-GAAP financial measure) was $4.7 million for the fourth quarter of 2019 compared to adjusted net income of $5.4 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit as a percentage of restaurant revenue (a non-GAAP financial measure) was 18.9% in the fourth quarter of 2019 compared to 19.4% in the same period a year ago. Cost of sales as a percentage of restaurant revenue decreased 60 basis points primarily due to lower pork and steak fry costs, partially offset by higher ground beef costs. Restaurant labor costs as a percentage of restaurant revenue decreased 20 basis points due to lower group insurance costs, partially offset by increased wage rates and higher levels of staffing at the restaurant manager level. Other restaurant operating costs increased 110 basis points primarily due to an increase in third-party delivery fees driven by higher off-premise sales volume, and higher restaurant technology costs compared to a favorable adjustment in the prior year. Occupancy costs increased 20 basis points primarily due to higher general liability costs, partially offset by lower rent expense due to restaurant closures. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, in each case under GAAP.

(1)    Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Restaurant Revenue Performance

	Q4 2019	Q4 2018
Average weekly sales per unit:
Company-owned – Total	$52,983	$51,701
Company-owned – Comparable	$53,256	$52,579
Franchised units – Comparable	$58,228	$58,726
Total operating weeks:
Company-owned units	5,601	5,819
Franchised units	1,145	1,080
Other Results
Depreciation and amortization costs decreased to $20.7 million in the fourth quarter of 2019 from $22.0 million in the fourth quarter of 2018.
General and administrative costs were $19.3 million, or 6.4% of total revenues, in the fourth quarter of 2019, compared to $18.3 million, or 6.0% of total revenues, in the same period a year ago. The increase was primarily driven by increased Team Member salaries and benefits, partially offset by decreases in miscellaneous corporate expenses.
Selling expenses were $16.5 million, or 5.4% of total revenues, in the fourth quarter of 2019, compared to $17.4 million, or 5.7% of total revenues, during the same period a year ago. The decrease was primarily driven by a reduction in local media spend.
Other charges in the fourth quarter of 2019 included $1.4 million in restaurant closure and refranchising costs, $1.0 million in asset impairments, $0.8 million of board and stockholder matter costs, $0.5 million in executive transition and severance, and $0.4 million in executive retention.
Tax expense was $7.3 million in the fourth quarter of 2019, compared to a tax benefit of $7.3 million during the same period in the prior year. The decrease in the Company’s 2019 effective tax benefit is attributable to a decrease in tax credits and an increase in the valuation allowance related to Canada, primarily driven by closing and refranchising all remaining Company-operated restaurants in Canada in the fourth quarter of 2019.
Loss per diluted share for the fourth quarter of 2019 was $0.60 compared to loss per diluted share of $0.82 in the fourth quarter of 2018. Excluding costs per diluted share included in Other charges of $0.08 related to restaurant closure and refranchising costs, $0.06 related to asset impairments, $0.04 for board and stockholder matter costs, $0.03 for executive retention, and $0.03 for executive transition and severance, adjusted loss per share for the fourth quarter ended December 29, 2019, was $0.36. Excluding charges per diluted share of $1.07 for asset impairment, $0.14 for smallwares disposal, and $0.04 for litigation costs, adjusted earnings per diluted share for the fourth quarter ended December 30, 2018, was $0.43. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Financial Highlights for the 52 Weeks Ended December 29, 2019 Compared to the 52 Weeks Ended December 30, 2018
Total revenues for the 52 weeks ended December 29, 2019, were $1.3 billion, a decrease of 1.8% from the 52 weeks ended December 30, 2018, primarily due to restaurant closures. GAAP loss per diluted share was $0.61 compared to GAAP loss per diluted share of $0.49 in the prior year, and adjusted earnings per diluted share was $0.62 compared to $1.73 in the prior year (see Schedule I for the reconciliation between GAAP loss per share and non-GAAP adjusted earnings per share). Off-premise sales, including catering, increased 28% during 2019, now comprising 12.4% of total food and beverage sales. For the 52 weeks ended December 29, 2019, comparable restaurant revenue(1) decreased 0.6% and comparable restaurant guest counts decreased 4.7% compared to 2018.

(1)    Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Restaurant Portfolio
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Company-owned:
Beginning of period	471	485	484	480
Opened during the period(1)	—	—	—	8
Sold to franchisees	(12)	—	(12)	—
Closed during the period	(5)	(1)	(18)	(4)
End of period	454	484	454	484
Franchised:
Beginning of period	90	89	89	86
Opened during the period	—	—	1	3
Acquired from corporate	12	—	12	—
End of period	102	89	102	89
Total number of restaurants	556	573	556	573
Balance Sheet and Liquidity
As of December 29, 2019, the Company had cash and cash equivalents of $30.0 million and total debt of $206.9 million. The Company funded capital expenditures with cash flow from operations and made net draws of $18.0 million on its credit facility during the fourth quarter of 2019. As of December 29, 2019, the Company had outstanding borrowings under its credit facility of $206.0 million, in addition to amounts issued under letters of credit of $7.5 million. Amounts issued under letters of credit reduce the amount available under the credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.72x, and it was in compliance with all covenants as of December 29, 2019. On January 10, 2020, the Company replaced its credit facility with a new five-year Amended and Restated Credit Agreement which provides for a $161.5 million revolving line of credit and a $138.5 million term loan for a total borrowing capacity of $300 million. The Credit Agreement is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2020.
Outlook for 2020
The Company currently expects the following in 2020:

•	Comparable restaurant revenue growth in the low single digits;

•	Incremental restaurant-level operating profit expected to be offset by pre-opening expenses, marketing expenses, and project expenses associated with growth initiatives;

•	Net income of at least $2 million, including a tax benefit of $10 million to $12 million;

•	Adjusted EBITDA, a non-GAAP financial measure, of at least flat compared to approximately $101 million in 2019; and

•
Capital expenditures of $50 million to $60 million, including restaurant support center and systems; restaurant maintenance, refreshes and remodels; introduction of Donatos®; technology; and other investments to support growth initiatives.

Guidance Policy
The Company provides guidance as it relates to selected information related to the Company’s financial and operating performance, and such measures may differ from year to year.

Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its fourth quarter 2019 results today at 5:00 p.m. Eastern Time. The conference call number is (201) 689-8560. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “Calendar of Events” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, March 3, 2020. The replay can be accessed by dialing (412) 317-6671. The conference ID is 13698036.
Red Robin Management to Present at Raymond James & Associates Annual Investor Conference
On Monday, March 2, 2020, Red Robin will present at the Raymond James & Associates 41st Annual Institutional Investors Conference at the JW Marriott Orlando Grande Lakes in Orlando, Florida and hold investor meetings. The presentation will begin at 1:05 p.m. Eastern Time.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. At Red Robin, burgers are more than just something guests eat; they’re a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers and cocktails. It’s now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering. There are more than 550 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, comparable restaurant revenue, restaurant-level operating profit, pre-opening expenses, marketing expenses, project expenses, net income, adjusted EBITDA, capital expenditures, and statements under the heading “Outlook for 2020”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including alternative labor models, service, and operational improvement initiatives; the ability to train and retain the Company’s workforce for service execution, including the complexities related to growth of multiple revenue streams within the restaurants; the effectiveness of the Company’s marketing strategies and promotions; menu changes, including the anticipated sales growth, costs, and timing of the Donatos® expansion; the implementation and rollout of new technology solutions in the restaurants and timing thereof; the ability to increase off-premise sales; the ability to achieve revenue and cost savings from these and other initiatives; the Company’s franchise strategy; competition in the casual dining market and discounting by competitors; the cost and availability of key food products, distribution, labor, and energy; general economic conditions; the cost and availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; limitations on the Company’s ability to execute stock repurchases at all or at the times or in the amounts the Company currently anticipates or to achieve anticipated benefits of a share repurchase program; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Revenues:
Restaurant revenue	$296,757	$300,897	$1,289,521	$1,316,209
Franchise and other revenue	6,188	5,882	25,493	22,354
Total revenues	302,945	306,779	1,315,014	1,338,563

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	68,285	71,112	303,404	313,504
Labor	102,476	104,449	456,778	456,262
Other operating	43,594	40,779	186,476	182,084
Occupancy	26,378	26,047	111,798	114,146
Depreciation and amortization	20,703	22,036	91,790	95,371
General and administrative	19,345	18,335	90,446	84,087
Selling	16,507	17,408	65,532	62,371
Pre-opening costs and acquisition costs	—	—	319	2,092
Other charges	4,110	21,708	21,598	39,131
Total costs and expenses	301,398	321,874	1,328,141	1,349,048

Income (loss) from operations	1,547	(15,095)	(13,127)	(10,485)

Other expense:
Interest expense, net and other	1,907	2,838	9,110	10,925

Loss before income taxes	(360)	(17,933)	(22,237)	(21,410)
Income tax expense (benefit)	7,342	(7,299)	(14,334)	(14,991)
Net loss	$(7,702)	$(10,634)	$(7,903)	$(6,419)
Loss per share:
Basic	$(0.60)	$(0.82)	$(0.61)	$(0.49)
Diluted	$(0.60)	$(0.82)	$(0.61)	$(0.49)
Weighted average shares outstanding:
Basic	12,931	12,974	12,959	12,976
Diluted	12,931	12,974	12,959	12,976

RED ROBIN GOURMET BURGERS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	December 29, 2019	December 30, 2018
Assets:
Current Assets:
Cash and cash equivalents	$30,045	$18,569
Accounts receivable, net	22,372	25,034
Inventories	26,424	27,370
Prepaid expenses and other current assets	26,646	27,576
Total current assets	105,487	98,549
Property and equipment, net	518,013	565,142
Right of use assets, net	426,248	—
Goodwill	96,397	95,838
Intangible assets, net	29,975	34,609
Other assets, net	61,460	49,803
Total assets	$1,237,580	$843,941

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$33,040	$39,024
Accrued payroll and payroll related liabilities	35,221	37,922
Unearned revenue	54,223	55,360
Current portion of lease obligations	42,699	786
Accrued liabilities and other	29,403	38,057
Total current liabilities	194,586	171,149
Deferred rent	—	75,675
Long-term debt	206,875	193,375
Long-term portion of lease obligations	465,435	9,414
Other non-current liabilities	10,164	11,523
Total liabilities	877,060	461,136

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 shares issued; 12,923 and 12,971 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,928 and 4,880 shares, at cost	(202,313)	(201,505)
Paid-in capital	213,922	212,752
Accumulated other comprehensive loss, net of tax	(4,373)	(4,801)
Retained earnings	353,266	376,341
Total stockholders’ equity	360,520	382,805
Total liabilities and stockholders’ equity	$1,237,580	$843,941

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and fifty-two weeks ended December 29, 2019 and December 30, 2018, net income and basic and diluted earnings per share, excluding the effects of executive transition and severance, board and stockholder matter costs, asset impairments, litigation contingencies, asset disposals, restaurant closure and refranchising costs, reorganization costs, executive retention costs, and related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net loss as reported	$(7,702)	$(10,634)	$(7,903)	$(6,419)
Executive transition and severance	492	—	3,450	—
Board and stockholder matter costs	798	—	3,261	—
Asset impairment	1,030	18,483	15,094	28,127
Litigation contingencies	—	795	—	4,795
Smallwares disposal	—	2,430	—	2,936
Restaurant closures and refranchising costs	1,430	—	(1,187)	—
Reorganization costs	—	—	—	3,273
Executive retention	360	—	980	—
Income tax effect of reconciling items	(1,069)	(5,644)	(5,615)	(10,174)
Adjusted net (loss) income	$(4,661)	$5,430	$8,080	$22,538

Basic net (loss) income per share:
Net loss as reported	$(0.60)	$(0.82)	$(0.61)	$(0.49)
Executive transition and severance	0.04	—	0.26	—
Board and stockholder matter costs	0.06	—	0.25	—
Asset impairment	0.08	1.43	1.16	2.17
Litigation contingencies	—	0.06	—	0.37
Smallwares disposal	—	0.19	—	0.22
Restaurant closures and refranchising costs	0.11	—	(0.09)	—
Reorganization costs	—	—	—	0.25
Executive retention	0.03	—	0.08	—
Income tax effect of reconciling items	(0.08)	(0.43)	(0.43)	(0.78)
Adjusted (loss) earnings per share - basic	$(0.36)	$0.43	$0.62	$1.74

Diluted net (loss) income per share:
Net loss as reported	$(0.60)	$(0.82)	$(0.61)	$(0.49)
Executive transition and severance	0.04	—	0.26	—
Board and stockholder matter costs	0.06	—	0.25	—
Asset impairment	0.08	1.43	1.16	2.16
Litigation contingencies	—	0.06	—	0.37
Smallwares disposal	—	0.19	—	0.22
Restaurant closures and refranchising costs	0.11	—	(0.09)	—
Reorganization costs	—	—	—	0.25
Executive retention	0.03	—	0.08	—
Income tax effect of reconciling items	(0.08)	(0.43)	(0.43)	(0.78)
Adjusted (loss) earnings per share - diluted	$(0.36)	$0.43	$0.62	$1.73

Weighted average shares outstanding
Basic	12,931	12,974	12,959	12,976
Diluted(1)	12,931	13,033	13,049	13,057
________________________________________
(1) For the 52 weeks ended December 29, 2019 and the 12 and 52 weeks ended December 30, 2018, the impact of dilutive shares is included in the calculation as the adjustments for the quarter resulted in adjusted net income. For diluted shares reported on the consolidated statement of operations, the impact of dilutive shares is excluded due to the reported net loss for the fiscal year.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the twelve and fifty-two week periods ended December 29, 2019 and December 30, 2018, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Fifty-two Weeks Ended
	December 29, 2019		December 30, 2018		December 29, 2019		December 30, 2018
Restaurant revenues	$296,757	98.0%	$300,897	98.1%	$1,289,521	98.1%	$1,316,209	98.3%
Restaurant operating costs(1):
Cost of sales	68,285	23.0%	71,112	23.6%	303,404	23.5%	313,504	23.8%
Labor	102,476	34.5%	104,449	34.7%	456,778	35.4%	456,262	34.7%
Other operating	43,594	14.7%	40,779	13.6%	186,476	14.5%	182,084	13.8%
Occupancy	26,378	8.9%	26,047	8.7%	111,798	8.7%	114,146	8.7%
Restaurant-level operating profit	56,024	18.9%	58,510	19.4%	231,065	17.9%	250,213	19.0%

Add – Franchise royalties, fees and other revenue	6,188	2.0%	5,882	1.9%	25,493	1.9%	22,354	1.7%
Deduct – other operating:
Depreciation and amortization	20,703	6.8%	22,036	7.2%	91,790	7.0%	95,371	7.1%
General and administrative expenses	19,345	6.4%	18,335	6.0%	90,446	6.9%	84,087	6.3%
Selling	16,507	5.4%	17,408	5.7%	65,532	5.0%	62,371	4.7%
Pre-opening & acquisition costs	—	—%	—	—%	319	—%	2,092	0.2%
Other charges	4,110	1.4%	21,708	7.1%	21,598	1.6%	39,131	2.9%
Total other operating	60,665	20.0%	79,487	26.0%	269,685	20.5%	283,052	21.2%

Income (loss) from operations	1,547	0.5%	(15,095)	(4.9)%	(13,127)	(1.0)%	(10,485)	(0.8)%

Interest expense, net and other	1,907	0.6%	2,838	0.9%	9,110	0.7%	10,925	0.8%
Income tax expense (benefit)	7,342	2.4%	(7,299)	(2.4)%	(14,334)	(1.1)%	(14,991)	(1.1)%
Total other	9,249	3.1%	(4,461)	(1.5)%	(5,224)	(0.4)%	(4,066)	(0.3)%

Net loss	$(7,702)	(2.5)%	$(10,634)	(3.5)%	$(7,903)	(0.6)%	$(6,419)	(0.5)%
________________________________________

(1)	Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, benefit for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as executive transition and severance, board and stockholder matter costs, asset impairments, litigation contingencies, asset disposals, restaurant closure and refranchising costs, reorganization costs, executive retention costs, and related income tax effects. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net loss as reported	$(7,702)	$(10,634)	$(7,903)	$(6,419)
Interest expense, net	2,245	2,550	10,141	10,675
Income tax expense (benefit)	7,342	(7,299)	(14,334)	(14,991)
Depreciation and amortization	20,703	22,036	91,790	95,371
EBITDA	$22,588	$6,653	$79,694	$84,636

Executive transition and severance	$492	$—	$3,450	$—
Board and stockholder matter costs	798	—	3,261	—
Asset impairment	1,030	18,483	15,094	28,127
Litigation contingencies	—	795	—	4,795
Smallwares disposal	—	2,430	—	2,936
Restaurant closures and refranchising costs	1,430	—	(1,187)	—
Reorganization costs	—	—	—	3,273
Executive retention	360	—	980	—
Adjusted EBITDA	$26,698	$28,361	$101,292	$123,767